Exhibit 99.1

IMAC Holdings, Inc. Regains Compliance with Nasdaq Minimum Bid Price Requirement

BRENTWOOD, Tenn (November 30, 2020) — IMAC Holdings, Inc. (Nasdaq: IMAC) (“IMAC” or “the Company”), a provider of innovative medical advancements and care specializing in regenerative rehabilitation orthopedic treatments without the use of surgery or opioids, today announces that it has received a letter from The Nasdaq Stock Market LLC ("Nasdaq") that IMAC has regained compliance with Nasdaq's minimum bid price for continued listing on the Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(a)(2).

As previously reported, the Company was not in compliance with the minimum bid price requirement because the closing bid price for its common stock was less than $1.00 for the 30 consecutive business days preceding October 13, 2020. That matter is now closed.

About IMAC Holdings, Inc.

IMAC Holdings was created in March 2015 to expand on the footprint of the original IMAC Regeneration Center, which opened in Kentucky in August 2000. IMAC Regeneration Centers combine life science advancements with traditional medical care for movement restricting diseases and conditions. IMAC owns or manages 15 outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. It has partnered with several active and former professional athletes, opening six Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, as well as Mike Ditka IMAC Regeneration Centers and a Tony Delk IMAC Regeneration Center. IMAC’s outpatient medical clinics emphasize its focus around treating sports and orthopedic injuries and movement-restricting diseases without surgery or opioids. More information about IMAC Holdings, Inc. is available at www.imacregeneration.com.

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IMAC Press Contact:

Laura Fristoe

lfristoe@imacrc.com

Investor Relations:

Bret Shapiro

(516) 222-2560

brets@coreir.com